                                                                  EXHIBIT 21.1


              SUBSIDIARIES OF SUMMIT PROPERTIES PARTNERSHIP, L.P.


1.   Summit Management Company, a Maryland corporation
2.   Stony Point/Summit Limited Partnership, a Virginia limited partnership
3.   Summit/Belmont Limited Partnership, a Virginia limited partnership
4.   Hampton/McGuire Limited Partnership, a Florida limited partnership
5. Henderson/McGuire Partners (Limited Partnership), a Delaware limited partnership
6.   McGregor/McGuire Limited Partnership, a Florida limited partnership
7.   Summit American Associates, a Florida limited partnership
8.   Portofino Place, Ltd., a Florida limited partnership
9.   Sand Lake Joint Venture, a Florida general partnership
10.  Foxcroft East Associates, a North Carolina limited partnership